UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2004

SCOLR, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24693 (Commission File Number)	91-1689591 (IRS Employer Identification No.)

3625 132nd Avenue SE
Suite 300
Bellevue, Washington 98006
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 373-0171

Item 5. Other Events and Required FD Disclosure.
SIGNATURES

Item 5. Other Events and Required FD Disclosure.

As previously reported, SCOLR, Inc. (the “Company”) entered into a one-year Evaluation Agreement for Drug Delivery Systems dated as of August 1, 2003 (the “Agreement”) with a Fortune 100 company under which the companies agreed to work together to identify potential opportunities where the Company’s CDT® technology might complement the other party’s offerings. The companies have mutually agreed to terminate the Agreement effective as of May 31, 2004 to pursue other interests. The Agreement was scheduled to terminate on July 31, 2004. The companies have indicated a willingness to consider additional projects in the future as circumstances develop. The Company had previously announced the successful completion of a feasibility study for a CDT-based formulation for this client. Termination of the Agreement will free the Company to proceed with development of this product on an independent basis and on its own timetable. Moreover, termination of this Agreement is consistent with the Company’s plans to independently develop a select portfolio of controlled release solid oral medications for OTC and pharmaceutical markets. The Company has previously announced plans to institute human studies on 12-hour ibuprofen in late 2004, subject to receipt of regulatory approvals. There are currently no extended release ibuprofen products marketed in the U.S. The three other products initially identified by SCOLR include OTC Pseudoephedrine and prescription Tramadol and Niacin.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR, INC.

May 21, 2004	By:	/s/ DANIEL O. WILDS

Daniel O. Wilds President and Chief Executive Officer

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